EXHIBIT 99.1

Investors	Media
Betsy Brod & Jonathan Schaffer	Barbara Lindheim
Brod&Schaeffer	GendeLLindheim BioCom Partners
(800) 987-8256	(212) 918-4650
ir@peregrineinc.com

Peregrine Pharmaceuticals Announces $4.9 Million Equity Financing

Tustin, CA, April 6, 2006 -- Peregrine Pharmaceuticals (Nasdaq: PPHM) announced today that it has signed a definitive agreement for the offer and sale of 4.0 million shares of common stock to one institutional investor in exchange for net proceeds of $4,920,000. The shares are being sold pursuant to the company's shelf registration statement on Form S-3 filed with the Securities and Exchange Commission and declared effective on September 29, 2005. There were no warrants issued or any commissions paid in conjunction with the transaction. After this offering, all shares of common stock covered by this registration statement have been issued. The proceeds from this offering will be used to strengthen the company’s financial position and expand clinical trials.

Pursuant to the agreement, the company is unable to offer or sell its common stock at a price below $1.25 per share for a period of 45 calendar days following the date of the agreement, subject to certain conditions.

About Peregrine

Peregrine Pharmaceuticals, Inc. is a biopharmaceutical company with a portfolio of innovative product candidates in clinical trials for the treatment of cancer and viral diseases. The company is pursuing three separate clinical trials in cancer and anti-viral indications with its lead product candidates Tarvacin (bavituximab) and Cotara®. Peregrine also has in-house manufacturing capabilities through its wholly owned subsidiary Avid Bioservices, Inc. (www.avidbio.com), which provides development and bio-manufacturing services for both Peregrine and outside customers.

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